Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KASPIEN HOLDINGS INC.

Under Section 805 of the Business Corporation Law

THE UNDERSIGNED, Kunal Chopra, being the Principal Executive Officer of Kaspien Holdings Inc., hereby certifies:

1.	The current name of the corporation is Kaspien Holdings Inc. (the “Corporation”). The Corporation was originally incorporated under the name of Trans-World Music Corp.

2.
The Certificate of Incorporation of the Corporation was filed by the Department of State on February 7, 1972, and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

3.	The amendment effected by this certificate of amendment is as follows:

Paragraph ELEVENTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

ELEVENTH: Restrictions on Transfers.

(a)          Definitions.  For purposes of this ELEVENTH paragraph, the following terms shall have the following meanings:

“Acquiring Person” shall mean any Person who or which is or becomes a Five-Percent Stockholder (other than by reason of Treasury Regulation Section 1.382-2T(j)(3)(i) or solely as a result of a transaction in which no “5-percent shareholder” (as defined in Section 382 of the Code and Treasury Regulations thereunder) experiences an increase in its percentage stock ownership interest of the Corporation, as determined in accordance with Treasury Regulation Sections 1.382-2(a), 1.382-2T(g), (h), (j) and (k), 1.382-3(a) and (j) and 1.382-4(d)), whether or not such Person continues to be a Five-Percent Shareholder, but shall not include (i) any Grandfathered Person and (ii) any Person who or which the Board of Directors of the Corporation determines, in its sole discretion, has inadvertently become a Five-Percent Shareholder (or has inadvertently failed to continue to qualify as a Grandfathered Person), so long as such Person promptly enters into, and delivers to the Corporation, an irrevocable commitment promptly to divest and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Corporation Securities so that such Person’s Percentage Stock Ownership is less than 5% (or, in the case of any Person who or which has inadvertently failed to continue to qualify as a Grandfathered Person, the Corporation Securities that caused such Person to so fail to qualify as a Grandfathered Person).

“Agent” shall mean an agent designated by the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) options (within the meaning of Treasury Regulations Section l.382-4(d)(9)) to purchase Corporation Securities, and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulations Section 1.382-2T(f)(18), or any successor provision.

“Effective Date” shall mean March 31, 2020.

“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

“Five-Percent Shareholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section l.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Treasury Regulations Section 1.382-2T(f)) of the Corporation if (A) that Person has a “public group” or individual, or (B) a “higher tier entity” of that Person has a “public group” or individual, that, in each case, is treated as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulations Section l .382-2T(g).

“Grandfathered Person” shall mean (i) any Person who would otherwise qualify as an Acquiring Person as of immediately prior to the Effective Date, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one percentage point over such Person’s Percentage Stock Ownership immediately prior to the Effective Date or, if lower, such Person’s Percentage Stock Ownership thereafter, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Corporation Securities that such Person held as of immediately prior to the Effective Date, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Corporation or (C) any redemption or repurchase of Corporation Securities by the Corporation; and (ii) any Person who would otherwise qualify as an Acquiring Person as a result of a redemption or repurchase of Corporation Securities by the Corporation, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one percentage point over such Person’s lowest Percentage Stock Ownership on or after the date of such redemption or repurchase, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Corporation or (B) any redemption or repurchase of Corporation Securities by the Corporation subsequent to the original redemption or repurchase.

“New Warrant” shall mean the warrant issued to Alimco Re Ltd. on March 2, 2022.

“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulations Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), l.382-3(a), 1.382-3(j) and l.382-4(d); provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulations Section 1.382-2T(h)(2)(i)(A).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Corporation Securities or otherwise treated as an “entity” within the meaning of Treasury Regulations Section l.382-3(a) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.

“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this ELEVENTH paragraph

“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.

“Restriction Release Date” shall mean the earlier of (i) the repeal of Section 382 of the Code (and any comparable successor provision) and (ii) the earliest date on which the Board of Directors determines that (1) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, or (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition and shall also include the creation or grant of an option (within the meaning of Treasury Regulations Section l.382- 4(d)(9)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation, the modification, amendment or adjustment of an existing option by the Corporation, the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Corporation, and the exercise of a Warrant, but only to the extent that there has not been a change in the direct or indirect ownership of such Warrant after the Effective Date, the exercise of the New Warrant, or any sale, transfer or other disposition of Corporation Securities issued upon exercise of the New Warrant.

“Treasury Regulation” shall mean the income tax regulations (whether temporary or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

“Warrant” shall mean any of the warrants issued to Alimco Re Ltd., RJHDC, LLC, Kick-Start III, LLC or Kick-Start IV, LLC, on March 30, 2020.

(b)          Restrictions on Transfer.  In order to preserve the Tax Benefits, subject to sub-section (c) of this ELEVENTH paragraph, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), any Person or group of Persons shall become an Acquiring Person. Notwithstanding the foregoing, nothing in this ELEVENTH paragraph shall prevent a Person that is a member of a public group of the Corporation (as defined in Treasury Regulation Section 1.382-2T(f)(13)) from transferring Corporation Securities to a new or existing public group of the Corporation.

(c)          Certain Exceptions.

i.          The restrictions set forth in sub-section (b) of this ELEVENTH paragraph shall not apply to a proposed Transfer of Corporation Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Corporation, which approval may be granted or denied in accordance with the procedures set forth in this sub-section (c) of ELEVENTH paragraph. In connection therewith, and to provide for effective policing of such restrictions, prior to the date of any proposed Transfer of Corporation Securities that, in the absence of the approval of the Board of Directors pursuant to this sub-section (c) of ELEVENTH paragraph, would be a Prohibited Transfer, either (a) the proposed transferee of such Corporation Securities (a “Restricted Transferee”) or (b) the proposed transferor of such Corporation Securities (a “Restricted Transferor”) shall request in writing (a “Request”) that the Board of Directors review the proposed Transfer of Corporation Securities and authorize or not authorize such proposed Transfer in accordance with this sub-section (c) of ELEVENTH paragraph.

ii.         A request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.

iii.        A request shall include: (A) the name, address and telephone number of the Restricted Transferee; (B) a description of the Restricted Transferee’s existing direct or indirect ownership of Corporation Securities; (C) a description of the Corporation Securities that are proposed to be Transferred to the Restricted Transferee; (D) the date on which such proposed Transfer is expected to take place (or, if such Transfer is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); (E) the name, address and telephone number of the Restricted Transferor (or, if such Transfer is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); and (F) a request that the Board of Directors authorize, if appropriate, such Transfer pursuant to this sub-section (c) of ELEVENTH paragraph.

iv.        The Board of Directors shall use reasonable best efforts to make a determination to authorize or deny any Request on or before the tenth business day (or, if necessary to permit the Restricted Transferee and/or Restricted Transferor to provide the information requested pursuant to this sub-section (c) of ELEVENTH paragraph, such later date as reasonably determined by the Board of Directors in consultation with the Restricted Transferor or Restricted Transferee that made such Request) following receipt of the Request by the Corporation.

 v.         The Board of Directors may authorize a Transfer of Corporation Securities to a Restricted Transferee, if it determines, in its sole discretion that, after taking into account the preservation of the Tax Benefits, such Transfer of Corporation Securities would be in the best interests of the Corporation and its shareholders. For purposes of this determination, the Board of Directors may consider, among other items, the following: (i) the total owner shift under Section 382 of the Code, (ii) all other pending proposed Transfer requests, (iii) whether the proposed Transfer is structured to minimize the resulting owner shift, and (iv) any reasonably foreseeable events of which the Board of Directors has knowledge that would constitute additional owner shifts. Any determination by the Board of Directors not to authorize a proposed Transfer of Corporation Securities to a Restricted Transferee shall cause such proposed Transfer to be deemed a Prohibited Transfer. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Restricted Transferee to Transfer Corporation Securities acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively.

vi.        In addition, the Board of Directors may, in its sole discretion, require (A) such representations from the Restricted Transferee and/or Restricted Transferor as to such matters as the Board of Directors may determine or (B) at the expense of the Restricted Transferor and/or Restricted Transferee, an opinion of counsel selected by the Board of Directors that the Transfer will not result in the application of any Section 382 limitation on the use of the Tax Benefits under Section 382 of the Code; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation and its shareholders. Any Restricted Transferee and/or Restricted Transferor who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses (including, without limitation, expenses of counsel and/or tax advisors) incurred by the Corporation with respect to any proposed Transfer of Corporation Securities, including, without limitation, such costs and expenses incurred in determining whether to authorize the proposed Transfer.

vii.       The Corporation shall promptly notify the Restricted Transferee and the Restricted Transferor of the Board of Directors’ determination to authorize or deny the Transfer described in the Request.

viii.      If the Board of Directors authorizes the Transfer of Corporation Securities, the Restricted Transferee and Restricted Transferor shall be permitted to consummate such Transfer described in the Request.

(d)          Treatment of Excess Securities.

i.          No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to sub-section (d)(iii) of this ELEVENTH paragraph or until approval is obtained under sub-section (c) of this ELEVENTH paragraph. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this sub-section (d)(i) or Section (d)(iii) shall also be a Prohibited Transfer.

ii.         The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement ELEVENTH paragraph, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by sub-section (b) of this ELEVENTH paragraph as a condition to registering any Transfer.

iii.        If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to sub-section (d)(iv) of this ELEVENTH paragraph if the Agent rather than the Purported Transferee had resold the Excess Securities.

iv.        The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows:

(A)          first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(B)          second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and

(C)          third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 50l(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors; provided, however, that if the Excess Securities (including, without limitation, any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 5-percent or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 50l(c)(3) selected by the Board of Directors such that no organization qualifying under Section 501(c)(3) of the Code shall possess Percentage Stock Ownership in the Corporation in excess of 5-percent. The Purported Transferee’s sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this sub-section (d)(iv) of ELEVENTH paragraph. In no event shall the proceeds of any sale of Excess Securities pursuant to this ELEVENTH paragraph inure to the benefit of the Corporation.

(e)          Board Determinations.

i.          The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this ELEVENTH paragraph, including, without limitation:

(A)       the identification of Five-Percent Shareholders;

(B)       whether a Transfer is a Prohibited Transfer;

(C)       the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder;

(D)      whether an instrument constitutes a Corporation Security;

(E)       the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of sub-section (d)(iv) of this ELEVENTH paragraph;

(F)       whether compliance with any restriction or limitation on stock ownership and transfers set forth in this ELEVENTH paragraph is no longer required; and

(G)       any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this ELEVENTH paragraph.

ii.         Nothing contained in this ELEVENTH paragraph shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits, including without limitation implementing and enforcing the provisions of this ELEVENTH paragraph. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 601 of the New York Business Corporation Law, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this ELEVENTH paragraph, provided that, such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 and the applicable Treasury Regulations, (B) modify the definitions of any terms set forth in this ELEVENTH paragraph, or (C) modify the terms of this ELEVENTH paragraph as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate; provided, further notwithstanding the first sentence of this sub-section (e)(ii) of ELEVENTH paragraph, the Corporation shall not be entitled to modify the terms of this ELEVENTH paragraph in order to accelerate or extend the Restriction Release Date.

 iii.       In the case of an ambiguity in the application of any of the provisions of this ELEVENTH paragraph, including, without limitation, any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ELEVENTH paragraph requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ELEVENTH paragraph. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all purposes of this ELEVENTH paragraph. The Board of Directors may delegate all or any portion of its duties and powers under this ELEVENTH paragraph to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may delegate the authority granted by this ELEVENTH paragraph through duly authorized officers or agents of the Corporation. Nothing in this ELEVENTH paragraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(f)          Securities Exchange Transactions.  Nothing in this ELEVENTH paragraph (including, without limitation, any determinations made, or actions taken, by the Board of Directors pursuant to sub-section (c) of ELEVENTH paragraph) shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ELEVENTH paragraph and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ELEVENTH paragraph.

(g)          Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand, then the Corporation may promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including, without limitation, the institution of legal proceedings to compel the surrender. Nothing in this section shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this ELEVENTH paragraph being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this ELEVENTH paragraph.

(h)          Liability.  To the fullest extent permitted by law, any shareholder subject to the provisions of this ELEVENTH paragraph who knowingly violates the provisions of this ELEVENTH paragraph and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(i)          Certificates.  All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO THE ELEVENTH PARAGRAPH OF THE CERTIFICATE OF INCORPORATION (AS AMENDED) AND SECTION 6.7 OF THE BY-LAWS OF KASPIEN HOLDINGS INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(j)           Reliance.  To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ELEVENTH paragraph, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by, any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(k)          Benefits of ELEVENTH paragraph.  Nothing in this ELEVENTH paragraph shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this ELEVENTH paragraph. This ELEVENTH paragraph shall be for the sole and exclusive benefit of the Corporation and the Agent.

(l)           Severability.  The purpose of this ELEVENTH paragraph is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this ELEVENTH paragraph or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ELEVENTH paragraph.

(m)         Waiver.  With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this ELEVENTH paragraph, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

4.
The foregoing amendments to the Certificate of Incorporation were authorized by the vote of the Board of Directors followed by the written consent of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

/s/ Kunal Chopra
Name: Kunal Chopra
Title: Chief Executive Officer